Exhibit 99.1

CB Financial Services, Inc. Announces First Quarter 2017 Results

CARMICHAELS, Pa., April 28, 2017 (GLOBE NEWSWIRE) -- CB Financial Services, Inc. (“CB” or the “Company”) (NASDAQ:CBFV), the holding company of Community Bank (the “Bank”) and Exchange Underwriters, Inc. (“EU”), a wholly-owned insurance subsidiary of Community Bank, today announced the first quarter 2017 financial results.

First Quarter 2017 Financial Highlights

  Noninterest income increased $228,000, or 12.3%, to $2.1 million for the three months ended March 31, 2017 compared to $1.8 million for the three months ended March 31, 2016.

  Provision for loan losses decreased $430,000, or 50.6%, to $420,000 for the three months ended March 31, 2017 compared to $850,000 for the three months ended March 31, 2016.

  Total deposits increased $27.2 million, or 3.9%, to $725.5 million at March 31, 2017 compared to $698.2 million at December 31, 2016.

  The first quarter of 2017 does not have the significant benefit of OREO activity seen in the first quarter of 2016, thus increasing OREO expense significantly as compared to last year.

The Company reported net income of $1.7 million for the three months ended March 31, 2017 compared to $2.0 million for the three months ended March 31, 2016, a decrease of $341,000, or 16.7%. Earnings per share (basic and diluted) decreased $0.08, or 16.6%, to $0.42 for the three months ended March 31, 2017 compared to $0.50 for the three months ended March 31, 2016. The quarterly results benefited from an increase in noninterest income related to additional commissions and fees, and contingency fees received by Exchange Underwriters.  Quarterly pre-tax income decreased by $469,000 due in part by the pre-tax gain recognized in the first quarter of 2016 because of the successful resolution of two problem commercial real estate loans.  In the case of each of these loans, the Bank took ownership of the collateral, then sold one property at a gain and took the other property into fixed assets based on an appraised fair market value. The result of these two events had decreased OREO expense by $566,000 in the first quarter of 2016.

“We are pleased to report on our first quarter financial performance.  The first quarter produced solid results, although the first quarter failed to enjoy the $566,000 pretax gain from the OREO transactions of the first quarter of 2016. Because of this and other factors, our net income in the current quarter is down compared to the prior year quarter” said Barron P. McCune, Jr., Vice Chairman, President and Chief Executive Officer. “CB Financial Services recorded net income of $1.7 million in the first quarter, which represents projected annualized results of ROA of 0.81% and ROE of 7.66%. The local economy is improving as the Marcellus/Utica gas exploration activity picks up.   Correspondingly, our commercial lending activity is picking up.  We also have enjoyed a material increase in our deposits, as our deposit strategies have taken hold.  Our insurance subsidiary, Exchange Underwriters, also had an excellent first quarter.  Our credit quality continues to be strong as nonperforming loans and nonperforming assets declined in the current quarter. Nonperforming loans to total loans decreased 13 basis points to 1.11% and nonperforming assets to total assets decreased 12 basis points to 0.90%. Along with the credit mark from the FedFirst transaction, our loan loss reserve/credit mark was at 1.36% of total loans at the end of the current period.  Our loan loss reserve and credit mark are 122.22% of nonperforming loans.  Community Bank has weathered the last several quarters of a poor local economy in good shape.  With increasing lending and deposit activity, as well as strong performance from EU, we are confident that the remainder of 2017 will yield positive results.”

STATEMENT OF INCOME REVIEW

First Quarter Results

Net Interest Income.  Net interest income decreased $424,000, or 5.7%, to $7.0 million for the three months ended March 31, 2017 compared to $7.4 million for the three months ended March 31, 2016.

Interest and dividend income decreased $331,000, or 4.1%, to $7.8 million for the three months ended March 31, 2017 compared to $8.1 million for the three months ended March 31, 2016. Interest income on loans decreased $355,000 due to a decrease in average loans outstanding of $12.5 million for the three months ended March 31, 2017 compared to the three months ended March 31, 2016. The decrease in average loans was due to loan payoffs within the commercial and installment loan portfolios, partially offset by increases in indirect auto loans, lines of credit, mortgage and student loans mainly due to loan originations. The decrease in higher yielding average loans resulted in an overall decrease of 10 basis points in yield on the loan portfolio. Contributing to the yield decrease this quarter was the reduced accretion on the acquired loan portfolio credit mark. The impact of the accretion for the three months ended March 31, 2017 was 14 basis points compared to 23 basis points for the three months ended March 31, 2016. The remaining credit mark balance for acquired loans was $1.4 million as of March 31, 2017. Since the prior quarter interest rate hike by the Federal Reserve Board (“FRB”) of 25 basis points in the discount rate, loan demand was deficient in the first quarter. Interest income on securities exempt from federal tax decreased $43,000 due to deploying proceeds from security calls and maturities into higher yielding taxable security purchases in the current period. There was a decrease of $2.7 million in the average balance on securities exempt from federal tax and a decrease of 43 basis points in yield as a result of security calls and maturities that had higher yields. Interest income on taxable securities increased $37,000 mainly due to an increase of $20.5 million in the average balance for taxable securities in the current period. The increase in the average balance offset a decrease of 43 basis points in yield on taxable securities. This is a result of new purchases with lower prevailing yields replacing security calls and maturities with higher yields within the portfolio. In addition, other interest and dividend income increased $19,000 as a result of increased interest earned with correspondent deposit banks and FHLB dividends in the current period.

Interest expense increased $93,000, or 13.2%, to $796,000 for the three months ended March 31, 2017 compared to $703,000 for the three months ended March 31, 2016. Interest expense on deposits increased $94,000 due to an increase in average interest-bearing deposits of $12.9 million, primarily due to increases in time deposits, savings and interest-bearing demand deposit accounts. Due to the increases in the average deposit balances, the average cost of interest-bearing deposits increased 6 basis points. This was related to time deposit growth, a direct result of the Bank’s promotional deposit program, the Chairman’s Challenge, which increased new growth and retained maturing certificates of deposit due to the promotional rate of 1.25% for a 25-month certificate of deposit. Interest expense on short-term borrowings increased $5,000 mainly due to securities sold under agreements to repurchase. Interest expense on other borrowed funds decreased $5,000 primarily due to a maturing FHLB long-term borrowing for $3.5 million that was paid off in the current period.

Provision for Loan Losses.  The provision for loan losses was $420,000 for the three months ended March 31, 2017 compared to $850,000 for the three months ended March 31, 2016. Net charge-offs for the three months ended March 31, 2017 were $438,000, which includes $237,000 of net charge-offs on automobile loans, compared to $367,000 of net charge-offs, which includes $163,000 of net charge-offs on automobile loans for the three months ended March 31, 2016. The increase in net charge-offs during the current period was due to partial charge-offs of $129,000 for a commercial real estate relationship and $64,000 for a residential mortgage loan. The provision for loan losses was impacted in the current quarter by the recording of $250,000 of provision for the acquired loan portfolio. This was due to the above-mentioned partial loan charge-offs and to appropriately reflect risk associated with the acquired loan portfolio in the current quarter. Management analyzes the loan portfolio on a quarterly basis to determine the adequacy of the allowance for loan losses and the need for additional provisions for loan losses. It was determined that a decrease in the current quarter provision was needed for the three months ended March 31, 2017 compared to the three months ended March 31, 2016. This was due to improvements in the loan portfolio and the local economy which had a positive impact on the quantitative factors within the allowance calculation. In addition, average loans decreased during the current period compared to the prior period, which was a contributing factor in reducing the provision.

Noninterest Income.  Noninterest income increased $228,000, or 12.3% to $2.1 million for the three months ended March 31, 2017 compared to $1.8 million for the three months ended March 31, 2016. Insurance commissions from Exchange Underwriters increased $214,000 due to increased commercial lines commission and fee income of $109,000 and $99,000 of contingency fees received in the current period. Contingency fees are commissions that are contingent upon several factors including, but not limited to, eligible written premiums, earned premiums, incurred losses and stop loss charges. Net gains on the sales of investments increased $52,000 due to the sale of equity securities. These sales were transacted to recognize capital gains that will be offset by a capital loss carry forward deferred tax asset that was acquired in the merger. Partially offsetting these increases was a decrease in the net gains on the sales of residential mortgage loans of $35,000. The decrease in gains was primarily due to a decrease in the number of loans originated and subsequently sold to the FHLB as part of the MPF® program due to recent increases in the 10 year treasury rate.

Noninterest Expense.  Noninterest expense increased $703,000, or 12.7%, to $6.2 million for the three months ended March 31, 2017 compared to $5.5 million for the three months ended March 31, 2016. Other real estate owned expense increased $550,000 due to prior period recognition of the $566,000 pre-tax gain on the foreclosure procedures of two commercial real estate loans that transferred into other real estate owned properties in the prior period. This was partially offset by other real estate owned expenses in the current period. Salaries and employee benefits increased $120,000 primarily due to normal salary increases, employee stock options and retirement benefits expense. This increase was partially offset by decreases in group health insurance and restricted stock awards expense. Occupancy increased $74,000 primarily due to accelerated depreciation taken on leasehold improvements in the Bank’s current operation center that will not transfer over to the new Ralph J. Sommers Jr. Operations Center (“Operations Center”) currently under construction for the Bank. Other increases in occupancy expense were related to property insurance expense. Other noninterest expense increased $29,000 primarily due to overdraft and debit card fraud losses, customer supplies related to the Bank-wide issuance of embedded “chip” debit cards, and dues and subscriptions in the current period. These were partially offset by decreases in the “CB Cares” loan program donation expenses directly related to decreased loan originations, other insurance, non-employee restricted stock awards and travel expense. Equipment increased $17,000 related to equipment maintenance contact expense. The Federal Deposit Insurance Corporation (“FDIC”) assessment expense decreased $45,000 due to a factor reduction by the FDIC in the computation of the insurance assessment. Advertising decreased $40,000 due to current marketing and advertising initiatives.

Income Tax Expense.  Income taxes decreased $128,000 to $730,000 for the three months ended March 31, 2017 compared to $858,000 for the three months ended March 31, 2016. The effective tax rate for the three months ended March 31, 2017 was 30.0% compared to 29.6% for the three months ended March 31, 2016. The decrease in income taxes was due to a decrease of $469,000 in pre-tax income. The increase in the effective tax rate was related to the increase in taxable securities income due to new purchases and a decrease in tax exempt income from calls and maturities in the current period.

STATEMENT OF FINANCIAL CONDITION REVIEW

Assets.  Total assets increased $22.7 million, or 2.7%, to $868.8 million at March 31, 2017 compared to $846.1 million at December 31, 2016.

Investment securities classified as available-for-sale increased $8.3 million, or 7.8%, to $114.5 million at March 31, 2017 compared to $106.2 million at December 31, 2016. This increase was primarily the result of new security purchases to invest deposit growth and replace calls and maturities of U.S. government agencies and obligations of states and political subdivisions. These security activities were mainly funded by deposit growth, calls, maturities and loan portfolio payoffs.

Loans, net, decreased $7.3 million, or 1.1%, to $666.8 million at March 31, 2017 compared to $674.1 million at December 31, 2016. This was primarily due to net paydowns of $7.3 million on commercial real estate loans and $5.2 million in consumer loans (mainly indirect auto loans), partially offset by net originations of $2.8 million in commercial and industrial and $2.7 million in construction loans. The net loan payoffs were utilized to fund loan originations and security purchases during the current period.

Premises and equipment, net, increased $1.4 million, or 9.7%, to $15.5 million at March 31, 2017 compared to $14.1 million at December 31, 2016. This was mainly due to additions related to the new Operations Center currently under construction for the Bank.

Liabilities.  Total liabilities increased $21.6 million, or 2.9%, to $778.2 million at March 31, 2017 compared to $756.6 million at December 31, 2016.

Total deposits increased $27.2 million, or 3.9%, to $725.5 million at March 31, 2017 compared to $698.2 million at December 31, 2016. There were increases of $11.3 million in NOW accounts, $9.8 million in demand deposits, $6.1 million in savings accounts and $2.6 million in time deposits, partially offset by decreases of $1.5 million in money market accounts and $1.1 million in brokered deposits. Due to the evolving interest rate environment and recent interest rate hikes by the FRB over the past year, the Bank continues to monitor the portfolio of deposit products by being selective on offering promotional interest rates and has concentrated its efforts on increasing noninterest-bearing accounts by building strong customer relationships. To stimulate deposit growth and keep maturing certificates from leaving the Bank, the Chairman’s Challenge promotional deposit program has continued in the current period.

Short-term borrowings decreased $2.2 million, or 8.1%, to $24.8 million at March 31, 2017 compared to $27.0 million at December 31, 2016. At March 31, 2017, short-term borrowings were comprised of $24.8 million of securities sold under agreements to repurchase compared to $27.0 million at December 31, 2016. The decrease is related to business deposit customers whose funds, above designated target balances, are transferred into an overnight interest-earning investment account by purchasing securities from the Bank’s investment portfolio under an agreement to repurchase. Other borrowed funds decreased $3.5 million due to a FHLB long-term borrowing maturing and paying off during the current period. As a result of the FHLB matured long-term borrowing, the weighted average interest rate on long-term borrowings increased 12 basis points from 1.80% to 1.92% in the current period.

Stockholders’ Equity.  Stockholders’ equity increased $1.1 million, or 1.2%, to $90.6 million at March 31, 2017 compared to $89.5 million at December 31, 2016. During the period, net income was $1.7 million and the Company paid $899,000 in dividends to stockholders.

About CB Financial Services, Inc

CB Financial Services, Inc. is the bank holding company for Community Bank, a Pennsylvania-chartered commercial bank. Community Bank operates 16 offices in Greene, Allegheny, Washington, Fayette, and Westmoreland Counties in southwestern Pennsylvania. Community Bank offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance brokerage services through Exchange Underwriters, Inc., its wholly owned subsidiary. Financial highlights of the Company are attached.

For more information about CB and Community Bank, visit our website at www.communitybank.tv.

Statements contained in this press release that are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and such forward-looking statements are subject to significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions contained in the Act. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, general economic conditions, changes in federal and state regulation, actions by our competitors, loan delinquency rates, our ability to control costs and expenses, and other factors that may be described in the Company’s periodic reports as filed with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company assumes no obligation to update any forward-looking statements except as may be required by applicable law or regulation.

SELECTED FINANCIAL INFORMATION

	(Unaudited)
(Dollars in thousands, except share and per share data)	March 31,	December 31,
Selected Financial Condition Data:	2017	2016
Total Assets	$868,823	$846,075
Cash and Cash Equivalents	35,595	14,282
Securities Available-for-Sale	114,521	106,208

Loans
Real Estate:
Residential	271,383	271,588
Commercial	193,704	201,010
Construction	13,338	10,646
Commercial and Industrial	83,567	80,812
Consumer	109,011	114,204
Other	3,580	3,637
Total Loans	674,583	681,897
Allowance for Loan Losses	7,785	7,803
Loans, Net	666,798	674,094

Premises and Equipment, Net	15,505	14,132
Goodwill and Core Deposit Intangible	8,638	8,772
Deposits	725,461	698,218
Borrowings	49,328	55,027
Stockholders' Equity	90,574	89,469

	(Unaudited)
	Three Months Ended
	March 31,
Selected Operations Data:	2017	2016
Interest and Dividend Income	$7,791	$8,122
Interest Expense	796	703
Net Interest Income	6,995	7,419
Provision for Loan Losses	420	850
Net Interest Income After Provision for Loan Losses	6,575	6,569
Noninterest Income:
Service Fees on Deposit Accounts	584	586
Insurance Commissions	1,086	872
Other Commissions	104	117
Net Gains on Sales of Loans	90	125
Net Gains on Sales of Investments	52	-
Net Gains on Purchased Tax Credits	14	-
Income from Bank-Owned Life Insurance	116	120
Other	30	28
Total noninterest income	2,076	1,848

Noninterest Expense:
Salaries and Employee Benefits	3,489	3,369
Occupancy	548	474
Equipment	439	422
FDIC Assessment	81	126
PA Shares Tax	190	202
Contracted Services	132	133
Legal and Professional Fees	141	141
Advertising	125	165
Bankcard Processing Expense	123	112
Other Real Estate Owned Expense (Income)	5	(545)
Amortization of Core Deposit Intangible	134	134
Other	810	781
Total noninterest expense	6,217	5,514
Income Before Income Taxes	2,434	2,903
Income Taxes	730	858
Net Income	$1,704	$2,045

Dividends Per Share	$0.22	$0.22
Earnings Per Share - Basic	0.42	0.50
Earnings Per Share - Diluted	0.42	0.50

Weighted Average Shares Outstanding - Basic	4,087,289	4,081,017
Weighted Average Shares Outstanding - Diluted	4,098,276	4,081,869

	(Unaudited)
	Three Months Ended
	March 31,
Selected Financial Ratios(1):	2017	2016
Return on Average Assets	0.81%	0.98%
Return on Average Equity	7.66	9.36
Average Interest-Earning Assets to Average Interest-Bearing Liabilities	133.86	134.15
Average Equity to Average Assets	10.56	10.51
Net Interest Rate Spread	3.48	3.78
Net Interest Margin	3.62	3.90
Net Charge-Offs to Average Loans	0.26	0.22
Efficiency Ratio	68.54	59.50

	(Unaudited)
	March 31,	December 31,
	2017	2016
Allowance For Loan Losses to Total Loans (2)	1.15%	1.14%
Allowance For Loan Losses to Nonperforming Loans (2)	103.52	92.60
Allowance For Loan Losses and Accrued Credit Mark to Total Loans (3)	1.36	1.38
Allowance For Loan Losses and Accrued Credit Mark to Nonperforming Loans (3)	122.22	112.06
Nonperforming Loans to Total Loans	1.11	1.24
Nonperforming Assets to Total Assets	0.90	1.02
Common Equity Tier 1 Capital (to Risk Weighted Assets) (4)	13.48	13.38
Tier 1 Capital (to Risk Weighted Assets) (4)	13.48	13.38
Total Capital (to Risk Weighted Assets) (4)	14.73	14.63
Tier 1 Leverage (to Adjusted Total Assets) (4)	9.70	9.80
Common Equity Tier 1 Capital (to Risk Weighted Assets) (5)	13.86	13.72
Tier 1 Capital (to Risk Weighted Assets) (5)	13.86	13.72
Total Capital (to Risk Weighted Assets) (5)	15.13	14.99
Tier 1 Leverage (to Adjusted Total Assets) (5)	9.99	10.07
Book Value Per Share	$22.16	$21.89
Outstanding Shares	4,088,025	4,086,625

(1) Interim period ratios are calculated on an annualized basis.
(2) Loans acquired in connection with the merger with FedFirst Financial Corporation were recorded at their estimated fair value at the acquisition date and did not include a carryover of the pre-merger allowance for loan losses.
(3) Accrued credit mark for loans acquired at fair market value in connection with the merger with FedFirst Financial Corporation has been included in the calculation of the ratios.
(4) Capital ratios are for Community Bank only.
(5) Capital ratios are for CB Financial Services, Inc.

Note:
Certain items previously reported may have been reclassified to conform with the current reporting period’s format.

AVERAGE BALANCES AND YIELDS

The following table presents information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting average yields and costs. Average balances are derived from daily balances over the periods indicated. The yields set forth below include the effect of deferred fees, discounts, and premiums that are amortized or accreted to interest income or interest expense. Tax-equivalent yield adjustments have been made for tax exempt loan and securities income utilizing a marginal federal tax rate of 34%. As such, amounts will not agree to income as reported in the consolidated financial statements. Average balances for loans are net of the allowance for loan losses, but include nonaccrual loans. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented.

	(Dollars in thousands) (Unaudited)
	Three Months Ended March 31,
	2017			2016
		Interest			Interest
	Average	and	Yield/	Average	and	Yield/
	Balance	Dividends	Cost (4)	Balance	Dividends	Cost (4)
Assets:
Interest-Earning Assets:
Loans, Net	$666,961	$7,164	4.36%	$679,494	$7,527	4.46%
Investment Securities
Taxable	76,044	361	1.90	55,585	324	2.33
Exempt From Federal Tax	35,593	322	3.62	38,255	387	4.05
Other Interest-Earning Assets	19,567	71	1.47	8,750	41	1.88
Total Interest-Earning Assets	798,165	7,918	4.02	782,084	8,279	4.26
Noninterest-Earning Assets	56,302			54,310
Total Assets	$854,467			$836,394

Liabilities and
Stockholders' equity:
Interest-Bearing Liabilities:
Interest-Bearing Demand Deposits	$118,548	70	0.24%	$117,675	49	0.17%
Savings	124,533	56	0.18	123,344	56	0.18
Money Market	142,557	93	0.26	146,286	89	0.24
Time Deposits	157,903	436	1.12	143,346	367	1.03
Total Interest-Bearing Deposits	543,541	655	0.49	530,651	561	0.43

Borrowings	52,727	141	1.08	52,329	142	1.09
Total Interest-Bearing Liabilities	596,268	796	0.54	582,980	703	0.48

Noninterest-Bearing Demand Deposits	164,459			161,255
Other Liabilities	3,482			4,288
Total Liabilities	764,209			748,523

Stockholders' Equity	90,258			87,871
Total Liabilities and
Stockholders' Equity	$854,467			$836,394

Net Interest Income		$7,122			$7,576

Net Interest Rate Spread (1)			3.48%			3.78%
Net Interest-Earning Assets (2)	$201,897			$199,104
Net Interest Margin (3)			3.62			3.90
Return on Average Assets			0.81			0.98
Return on Average Equity			7.66			9.36
Average Equity to Average Assets			10.56			10.51
Average Interest-Earning Assets to
Average Interest-Bearing Liabilities			133.86			134.15
____________
(1) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2) Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3) Net interest margin represents net interest income divided by average total interest-earning assets.
(4) Annualized.

Contact:
Barron P. McCune, Jr.
Vice Chairman, President and Chief Executive Officer
Phone: (724) 225-2400
Fax: (724) 225-4903